------------------------
                                                      OMB APPROVAL
                                                 ------------------------
                                                 ------------------------
                                                 OMB Number: 3235-0145
                                                 Expires: August 31, 1999
                                                 Estimated
                                                   average
                                                   burden hours
                                                   per response.....14.90
                                                 ------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*

                                PJ America, Inc.

---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

---------------------------------------------------------------
                         (Title of Class of Securities)

                                   72585Q10

---------------------------------------------------------------
                                 (CUSIP Number)

                                September 2, 1998

---------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



[  ] Rule 13d-1(b)


[X ] Rule 13d-1(c) (and Rule 13d-2(d) for this Amendment)

[  ] Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number 72585Q10
Page 2 of 14


--------------------------------------------------------------------------------
    1. Name of Reporting Person
       S.S. or I.R.S. Identification No. of Reporting Person

             A Few Valuable Businesses Partnership
--------------------------------------------------------------------------------



     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                      (a)[ ]
                                                                (b)[x]
--------------------------------------------------------------------------------

     3. SEC Use Only
--------------------------------------------------------------------------------

     4. Citizenship or Place of Organization

             North Carolina

--------------------------------------------------------------------------------
Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 160,200
                  --------------------------------------------------------------
                   6.    Shared Voting Power

                            0
                  --------------------------------------------------------------
                   7.    Sole Dispositive Power

                            160,200
                  --------------------------------------------------------------
                   8.    Shared Dispositive Power

                            0
--------------------------------------------------------------------------------

    9. Aggregate Amount Beneficially Owned by Each Reporting Person

            160,200
--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)

            Not Applicable
--------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)

            2.8%
--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions)

            PN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 3 of 14

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

          Team Partnership
--------------------------------------------------------------------------------

     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                    (a)[ ]
                                                              (b)[x]
--------------------------------------------------------------------------------

    3. SEC Use Only
--------------------------------------------------------------------------------

    4. Citizenship or Place of Organization
       North Carolina
--------------------------------------------------------------------------------

Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 10,081
                   -------------------------------------------------------------

                   6.    Shared Voting Power

                            0
                   -------------------------------------------------------------

                   7.    Sole Dispositive Power

                            10,081
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power

                            0
--------------------------------------------------------------------------------


    9. Aggregate Amount Beneficially Owned by Each Reporting Person

            10,081
--------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

            Not Applicable
--------------------------------------------------------------------------------

   11.  Percent of Class Represented by Amount in Row (9)

             0.2%
--------------------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)

             PN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 4 of 14

--------------------------------------------------------------------------------
    1. Name of Reporting Person
       S.S. or I.R.S. Identification No. of Reporting Person

       Capital Partner Investments Partnership
--------------------------------------------------------------------------------



     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                      (a)[ ]
                                                                (b)[x]
--------------------------------------------------------------------------------

    3. SEC Use Only
--------------------------------------------------------------------------------

    4.    Citizenship or Place of Organization

          North Carolina
--------------------------------------------------------------------------------

Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 251,400
                   -------------------------------------------------------------

                   6.    Shared Voting Power

                            0
                   -------------------------------------------------------------

                   7.    Sole Dispositive Power

                            251,400
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power

                            0
--------------------------------------------------------------------------------

    9. Aggregate Amount Beneficially Owned by Each Reporting Person

             251,400
--------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

             Not Applicable
--------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)

              4.3%
--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions)

             PN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 5 of 14

--------------------------------------------------------------------------------
    1.  Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

          John M. Day
--------------------------------------------------------------------------------



    2.  Check the Appropriate Box if a Member of a Group
        (See Instructions)                                      (a)[ ]
                                                                (b)[x]
--------------------------------------------------------------------------------

    3. SEC Use Only
--------------------------------------------------------------------------------

    4. Citizenship or Place of Organization

             North Carolina
--------------------------------------------------------------------------------

Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 69,481
                   -------------------------------------------------------------

                   6.    Shared Voting Power

                            540,000
                   -------------------------------------------------------------

                   7.    Sole Dispositive Power

                            69,481
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power

                            540,000
--------------------------------------------------------------------------------

     9.  Aggregate Amount Beneficially Owned by Each Reporting Person

             609,481
--------------------------------------------------------------------------------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

             Not Applicable
--------------------------------------------------------------------------------

    11. Percent of Class Represented by Amount in Row (9)

              10.5%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

             IN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 6 of 14

--------------------------------------------------------------------------------
    1. Name of Reporting Person
       S.S. or I.R.S. Identification No. of Reporting Person

             Maynard Capital Partners, L.L.C.
--------------------------------------------------------------------------------



     2. Check the Appropriate Box if a Member of a Group
        (See Instructions                                       (a)[ ]
                                                                (b)[x]
--------------------------------------------------------------------------------

     3. SEC Use Only
--------------------------------------------------------------------------------

     4. Citizenship or Place of Organization

             North Carolina
--------------------------------------------------------------------------------

Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 379,800
                   -------------------------------------------------------------

                   6.    Shared Voting Power

                            0
                   -------------------------------------------------------------

                   7.    Sole Dispositive Power

                            379,800
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power

                            0
--------------------------------------------------------------------------------

      9. Aggregate Amount Beneficially Owned by Each Reporting Person

             379,800
--------------------------------------------------------------------------------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

             Not Applicable
--------------------------------------------------------------------------------

     11. Percent of Class Represented by Amount in Row (9)

              6.6%
--------------------------------------------------------------------------------
     12. Type of Reporting Person (See Instructions)

             OO
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 7 of 14

--------------------------------------------------------------------------------
    1. Name of Reporting Person
       S.S. or I.R.S. Identification No. of Reporting Person

             Investors Management Corporation
--------------------------------------------------------------------------------


     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                      (a)[ ]
                                                                (b)[x]
--------------------------------------------------------------------------------

    3. SEC Use Only
--------------------------------------------------------------------------------

    4. Citizenship or Place of Organization

             North Carolina
--------------------------------------------------------------------------------

Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 0
                   -------------------------------------------------------------

                   6.    Shared Voting Power

                            540,000
                   -------------------------------------------------------------

                   7.    Sole Dispositive Power

                            0
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power

                            540,000
--------------------------------------------------------------------------------

    9. Aggregate Amount Beneficially Owned by Each Reporting Person

             540,000
--------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

             Not Applicable
--------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)

              9.3%
--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions)

             CO
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 8 of 14

--------------------------------------------------------------------------------
    1. Name of Reporting Person
       S.S. or I.R.S. Identification No. of Reporting Person

             James Maynard
--------------------------------------------------------------------------------


    2. Check the Appropriate Box if a Member of a Group
       (See Instructions)                                       (a)[ ]
                                                                (b)[x]
--------------------------------------------------------------------------------

    3. SEC Use Only
--------------------------------------------------------------------------------

    4. Citizenship or Place of Organization

             United States
--------------------------------------------------------------------------------

Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 7,000
                   -------------------------------------------------------------

                   6.    Shared Voting Power

                            540,000
                   -------------------------------------------------------------

                   7.    Sole Dispositive Power

                            7,000
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power

                            540,000
--------------------------------------------------------------------------------

    9. Aggregate Amount Beneficially Owned by Each Reporting Person

             547,000
--------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

             Not Applicable
--------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)

              9.5%
--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions)

             IN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 9 of 14

--------------------------------------------------------------------------------
    1. Name of Reporting Person
       S.S. or I.R.S. Identification No. of Reporting Person

             Worthy Companies Partnership
--------------------------------------------------------------------------------



    2. Check the Appropriate Box if a Member of a Group
       (See Instructions)                                       (a)[ ]
                                                                (b)[x]
--------------------------------------------------------------------------------

    3. SEC Use Only
--------------------------------------------------------------------------------

    4. Citizenship or Place of Organization

             North Carolina
--------------------------------------------------------------------------------

Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 128,400
                   -------------------------------------------------------------

                   6.    Shared Voting Power

                            0
                   -------------------------------------------------------------

                   7.    Sole Dispositive Power

                            128,400
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power

                            0
--------------------------------------------------------------------------------

    9. Aggregate Amount Beneficially Owned by Each Reporting Person

             128,400
--------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

             Not Applicable
--------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)

              2.2%
--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions)

             PN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 10 of 14

--------------------------------------------------------------------------------
    1. Name of Reporting Person
       S.S. or I.R.S. Identification No. of Reporting Person

             Gene T. Aman
--------------------------------------------------------------------------------



    2. Check the Appropriate Box if a Member of a Group
       (See Instructions)                                       (a)[ ]
                                                                (b)[x]
--------------------------------------------------------------------------------

    3. SEC Use Only
--------------------------------------------------------------------------------

    4. Citizenship or Place of Organization

             United States
--------------------------------------------------------------------------------

Number of Shares
  Beneficially
  Owned By Each    5.    Sole Voting Power
Reporting Person
      With:                 2,000
                   -------------------------------------------------------------

                   6.    Shared Voting Power

                            0
                   -------------------------------------------------------------

                   7.    Sole Dispositive Power

                            2,000
                   -------------------------------------------------------------

                   8.    Shared Dispositive Power

                            0
--------------------------------------------------------------------------------

    9. Aggregate Amount Beneficially Owned by Each Reporting Person

             2,000
--------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

             Not Applicable
--------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)

              Less than 1%
--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions)

             IN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 11 of 14

Item 1. Issuer

         (a) PJ America, Inc.
         (b) 9109 Parkway East, Birmingham, Alabama 35206

Item 2. Persons Filing

         (a) 1. A Few Valuable Businesses Partnership
             2. Team Partnership
             3. Capital Partner Investments Partnership
             4. John M. Day
             5. Maynard Capital Partners, L.L.C.
             6. Investors Management Corporation
             7. James Maynard
             8. Worthy Companies Partnership
             9. Gene T. Aman


        With the exception of Gene T. Aman, who is a new member of the reporting group, the other Reporting Persons have previously filed with the SEC a copy of an agreement and power of attorney by and among the Reporting Persons granting John M. Day and Gene T. Aman the power to execute and file this Amendment No. 1 to Schedule 13G with the SEC on behalf of each of the Reporting Persons.

The executive officers and directors of Investors Management Corporation are as follows:

             Name                    Position

             James H. Maynard        Chairman, President, Chief
                                     Executive Officer, Treasurer and
                                     Director
             Gene T. Aman            Vice President
             Ronald M. Barbee        Vice President
             John M. Day             Vice President
             Richard A. Urquhart III Vice President-Finance, and
                                     Secretary
             Doris F. Baldwin        Assistant Secretary
             Robert B. Heyward       Assistant Secretary
             Mark E. Burling         Assistant Secretary
             Wayman O. Leftwich, Jr. Director
             Paul A. DelaCourt       Director
             Ira J. Hechler          Director
             Louis W. Sewell         Director


         (b) Address of the principal business office of each of the persons identified in 2(a) above: 5151 Glenwood Avenue, Raleigh, North Carolina 27612 (except for

CUSIP Number 72585Q10
Page 12 of 14

             Variety Wholesalers, Inc. and John W.
             Pope, each of whose principal business address is 3401 Gresham Lake Road, Raleigh, North Carolina 27615)
         (c) See Row (4) on Pages 2-10
         (d) Common Stock
         (e) Cusip Number 72585Q10

Item 3. Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

            Not Applicable

Item 4. Ownership

         (a) See Row (9) on Pages 2-10
         (b) See Row (11) on Pages 2-10
         (c) See Rows (5)-(8) on Pages 2-10

Item 5. Ownership of Five Percent or Less of a Class

            Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not Applicable

Item 8. Identification and Classification of Members of the Group

            See Exhibit 1 attached to this filing for identification of each member of the group filing the original Schedule 13G pursuant to Rule 13d-1(c) and filing this Amendment No. 1 thereto pursuant to Rule 13d-2(d).


Item 9. Notice of Dissolution of Group

            Not Applicable

Item 10.    Certification

            (a)   Not Applicable

            (b) By signing below, the undersigned hereby certify that, to the best of their knowledge and belief, the securities reported herein were not

CUSIP Number 72585Q10
Page 13 of 14
                  acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                  Dated:      September 10, 1998

                                    A Few Valuable Businesses Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        -----------------------
                                        John M. Day,
                                        Managing Partner


                                    Team Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        -----------------------
                                        John M. Day,
                                        Managing Partner



                                    Capital Partner Investments Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        -----------------------
                                        John M. Day,
                                        Managing Partner

CUSIP Number 72585Q10
Page 14 of 14
                                    Maynard Capital Partners, L.L.C.


                                    By:   /s/ John M. Day         (SEAL)
                                        ------------------------
                                        John M. Day,
                                        Managing Partner


                                    Investors Management Corporation


                                    By:   /s/ John M. Day         (SEAL)
                                       -------------------------
                                       John M. Day
                                       Attorney-in-Fact(1)

                                          /s/ John M. Day         (SEAL)
                                       -------------------------
                                       John M. Day

                                          /s/ Gene T. Aman        (SEAL)
                                       -------------------------
                                       Gene T. Aman

                                    James Maynard


                                    By:   /s/ John M. Day         (SEAL)
                                       -------------------------
                                       John M. Day
                                       Attorney-in-Fact(1)

                                    Worthy Companies Partnership


                                    By:   /s/ John M. Day         (SEAL)
                                       -------------------------
                                        John M. Day,
                                        Managing Partner


----------
(1) A power of attorney authorizing Mr. Day to act on behalf of certain of the Reporting Persons for the purpose of complying with Sections 13(d) and 13(g) of the Act previously has been filed with the SEC.

                                    EXHIBIT 1

      This Amendment No. 1 to Schedule 13G (the "Amendment") constitutes the amended filing as a group of certain related parties (the "Reporting Persons") consisting of: A Few Valuable Businesses Partnership, a North Carolina general partnership ("AFVBP"); Team Partnership, a North Carolina general partnership ("Team Partnership"); Capital Partner Investments Partnership, a North Carolina general partnership ("Capital Partner"); John M. Day, a managing partner of Team Partnership and a co-managing partner of AFVBP; Maynard Capital Partners, L.L.C. ("MCP"), a North Carolina limited liability company and the managing partner of each of Capital Partners and Worthy Companies Partnership; Investors Management Corporation, a North Carolina corporation, the other co-manager of AFVBP and controlling shareholder of MCP ("IMC"); James Maynard, the majority shareholder of IMC; and Worthy Companies Partnership, a North Carolina general partnership. Gene T. Aman joins the group as an additional Reporting Person for purposes of this Amendment. This amendment is filed for the purpose of reporting ownership of more than 10% of the outstanding Common Stock of PJ America, Inc. by the Reporting Persons as of September 2, 1998.